UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2009

CASEY’S GENERAL STORES, INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

0-12788	42-0935283
(Commission File Number)	(IRS Employer Identification No.)

One Convenience Blvd., Ankeny, Iowa	50021
(Address of principal executive Offices)	(Zip Code)

515/965-6100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On June 15, 2009, Casey’s General Stores, Inc. (the “Company”) issued a press release announcing its financial results for the fourth fiscal quarter and year ended April 30, 2009. A copy of the Company’s press release is attached as Exhibit 99.1(a) and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On June 15, 2009, Casey’s General Stores, Inc. (the “Company”) reported May 2009 same-store sales results for stores open for one full year. Same store gasoline gallons sold increased 3.7% in May 2009 compared to May 2008. The gasoline margin was above the Company’s fiscal 2010 goal of 11.0 cents per gallon. The average retail price of gasoline sold during May 2009 was $2.19 per gallon. Same-store sales for prepared food and fountain increased 6.5% and grocery and other merchandise increased 9.9% in May 2009 compared to May 2008. Approximately 6% of the grocery and other merchandise increase was related to cigarettes, primarily due to the federal excise tax increase.

The information contained in this Item is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CASEY’S GENERAL STORES, INC.

Date: June 15, 2009	By:	/s/ William J. Walljasper
William J. Walljasper
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Casey’s General Stores, Inc. dated June 15, 2009